Exhibit 10.4

SET-OFF AND SALE AGREEMENT

This Agreement on the sale of shares against set-off of payment obligations (the "Agreement") is made and entered into as of November 3, 2025 (the "Effective Date")

BY AND AMONG

(1)	SCHMID Group N.V., a Dutch public limited liability company ("SCHMID"),

(2)	AVACO Co., Ltd., a South Korean corporation (the "AVACO"),

(3)	SCHMID Avaco Korea Co., Ltd., a joint venture between Gebr. Schmid and AVACO ("SCHMID Avaco Korea"), and

(4)	Gebr. Schmid GmbH, a German limited liability company ("Gebr. Schmid") (together the "Parties" and each a "Party").

RECITALS

WHEREAS, certain payment obligations currently exist between Gebr. Schmid and AVACO, respectively, between SCHMID Avaco Korea and AVACO.

WHEREAS, SCHMID and SCHMID Avaco Korea have entered into a subscription agreement on the date of this Agreement (the "Subscription Agreement"), pursuant to which SCHMID has agreed to issue 1,073,536 ordinary shares in its share capital at a share price of USD 2.50 per share (the "Subscribed Shares") to SCHMID Avaco Korea.

WHEREAS, as consideration for the sale and transfer of the Subscribed Shares to AVACO, certain payment obligations in the amount of EUR 2,212,153.32 owed by SCHMID Avaco Korea to AVACO (as referenced in Section 1.1) shall be set-off against the purchase price of the Subscribed Shares.

WHEREAS, certain other obligations of Gebr. Schmid towards AVACO in the amount of EUR 160,361.12 (as referenced in Section 1.2) shall be paid to AVACO in cash.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Payment Obligation

1.1.	SCHMID Avaco Korea has outstanding payment obligations towards AVACO in the amount of EUR 2,212,153.32, (the "Outstanding Avaco Korea Claims") with such Outstanding Avaco Korea Claims being identified in detail in Annex A to this Agreement.

1.2.	Gebr. Schmid has outstanding payment obligations towards AVACO in the amount of EUR 160,361.12 (the "Outstanding Avaco Gebr. Schmid Claims") with such Outstanding Avaco Gebr. Schmid Claims being identified in detail in Annex B to this Agreement.

1.3.	If the transfer and registration of the shares described in Section 2.1 is not completed, Gebr. Schmid has payment obligations towards AVACO in the amount of EUR 2,212,153.32 and the registered Subscribed Shares shall be set off as described in Section 2.2 and Annex C.

1.4.	With respect to any payment obligations or share transfers under this Agreement arising from purchase orders placed by SCHMID Avaco Korea with AVACO, the cash shall first be paid from Gebr. Schmid to SCHMID Avaco Korea and then paid from SCHMID Avaco Korea to AVACO, and the Subscribed Shares shall first be transferred from SCHMID to SCHMID Avaco Korea and then transferred from SCHMID Avaco Korea to AVACO. For purchase orders placed directly by SCHMID or Gebr. Schmid with AVACO, such payments or share transfers may be made directly to AVACO. This structure shall also apply to any cash settlements under this Agreement, unless otherwise expressly provided.

2.	Share Transfer for Discharge of Payment Obligations through Set-off

2.1.	Following the closing of the successful issuance of the Subscribed Shares by SCHMID to SCHMID Avaco Korea in accordance with the Subscription Agreement by December 15, 2025, (a) SCHMID Avaco Korea shall sell and transfer the registered Subscribed Shares to discharge the Outstanding Avaco Korea Claims through legal set-off and (b) by accepting the sale and transfer of the registered Subscribed Shares at an agreed value of EUR 2,372,514.44, AVACO agrees that the Outstanding Avaco Korea Claims are fully satisfied and irrevocably discharged once the registered Subscribed Shares are legally transferred to AVACO (the "Share Transfer"). The remaining amount of EUR 160,361.12 shall be offset against separate equipment purchase orders placed by SCHMID Avaco Korea with AVACO, which are not subject to this Agreement.

2.2.	In case the Share Transfer of the registered Subscribed Shares is not concluded by December 15, 2025, SCHMID hereby represents and warrants that Gebr. Schmid settles the Outstanding Avaco Korea Claims in cash until December 31, 2025. The registered Subscribed Shares shall however be transferred to AVACO and shall be offset against the items specified in Annex C to this Agreement. The exceeding amount as described in Annex C shall be offset against separate equipment and/or spare part purchase orders placed by SCHMID Avaco Korea with AVACO, which are not subject to this Agreement.

2.3.	AVACO shall provide any required technical documentation to SCHMID and SCHMID Avaco Korea that SCHMID and SCHMID Avaco Korea reasonably request, to facilitate the transfer of the registered Subscribed Shares to AVACO through SCHMID's share transfer agent Continental Stock Transfer & Trust Company ("Continental"). Such technical documentation shall include (a) KYC documentation required by Continental, the share transfer and registration agent of the SCHMID (including but not limited to the W8/W9 U.S. tax form and Ultimate Beneficial Ownership (UBO) form/information), (b) documentation enabling the transfer of the Subscribed Shares to an account of AVACO (including stock power and instruction letter to Continental), and (c) any ancillary documents that may be required by Continental for the transfer of the shares, if applicable.

2.4.	Upon completion of the Share Transfer of the registered Subscribed Shares through Continental, AVACO shall become the sole legal and beneficial owner of the registered Subscribed Shares through an entry in the share registry at Continental. AVACO shall not assert any further claims against SCHMID Avaco Korea in respect of the Outstanding Avaco Korea Claims.

2.5.	AVACO agrees and acknowledges that the Subscribed Shares will be sold based on a private placement exemption from applicable U.S. securities laws and are not registered under the U.S. Securities Act of 1933 and thus are not available for trading on the Nasdaq Stock Exchange or any other stock exchange at the time of the Share Transfer.

2.6.	SCHMID intends to file its Form 20-F, including its audited financial statements for the fiscal year 2024, no later than November 11, 2025. Following such filing, SCHMID will, without undue delay, submit a Form F-1 registration statement for the Subscribed Shares, which will be subject to review by the U.S. Securities and Exchange Commission. SCHMID shall ensure that the registration of the registered Subscribed Shares, including their transfer first to SCHMID Avaco Korea and subsequently to AVACO, are completed no later than January 31, 2026. If such registration is not completed by January 31, 2026, SCHMID hereby represents and warrants that Gebr. Schmid shall settle in cash, no later than February 28, 2026, the items specified in Annex C to this Agreement and AVACO shall return the Subscribed Shares to SCHMID Avaco Korea, unless otherwise agreed by the Parties. SCHMID agrees to notify AVACO immediately following the registration of the Subscribed Shares in writing, that the Subscribed Shares are permitted to be traded on the Nasdaq Stock Exchange or another public securities exchange (the "Initial Trade Date").

2.7.	Gebr. Schmid will settle the Outstanding Avaco Gebr. Schmid Claims to AVACO in cash following the filing of the Form 20-F at the latest on November 11, 2025.

3.	Share Price Guarantee

3.1.	If the closing price of the Subscribed Shares on the Initial Trade Date is less than USD 2.50 per share, SCHMID shall be required to pay to AVACO a cash compensation in an amount equal to the difference between USD 2.50 and the actual closing price per share, multiplied by the number of Subscribed Shares still held by AVACO as of the Initial Trade Date, in order to compensate AVACO for any potential lower market value of all Subscribed Shares transferred to AVACO.

3.2.	The share price guarantee set out in Section 3.1 shall automatically terminate and be of no further force or effect in relation to such Subscribed Shares that AVACO has sold or otherwise disposed of in a private transaction prior to the Initial Trade Date.

4.	Acknowledgment of Delayed Registration and Waiver of Liability

4.1.	The Parties acknowledge that, due to the delay in the filing of the SCHMID Form 20- F for the fiscal year ended December 31, 2024, SCHMID is not able to file a registration statement on Form F-1 or F-3 to register the Subscribed Shares before the filing of its Form 20-F, which is expected to lead to a substantial delay in the registration of the Subscribed Shares. For the avoidance of doubt, nothing in this Section 4.1 shall amend, waive, or otherwise affect any deadlines for registration or cash payment expressly set forth in other sections of this Agreement.

4.2.	Under SEC Rule 10b-5 ("Rule 10b-5"), a company may not omit any material information when dealing with investors. Since SCHMID is late in filing its Form 20-F, SCHMID's publicly available information is non-current. AVACO agrees to waive any claims based on such non-current disclosure status that it may assert against SCHMID or SCHMID Avaco Korea and expressly acknowledges that it purchases the Subscribed Shares from SCHMID Avaco Korea based on the currently available public information about SCHMID.

5.	Miscellaneous

5.1.	This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transaction shall be governed by and construed in accordance with the Laws of Germany without regard to the conflict of laws principles thereof. The exclusive place of jurisdiction for all disputes under or in connection with this Agreement is Stuttgart.

5.2.	This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature pages follow]

SCHMID Group N.V.

By:	/s/ Christian Schmid
Name:	Christian Schmid
Title:	CEO

AVACO Co., Ltd.

By:	/s/ AVACO Co., Ltd
Name:	AVACO Co., Ltd
Title:	CEO

SCHMID Avaco Korea Co., Ltd.

By:	/s/ Byungjoo AN
Name:	Byungjoo AN
Title:	CEO

Gebr. Schmid GmbH

By:	/s/ Julia Natterer
Name:	Julia Natterer
Title:	CFO

ANNEX A - Outstanding Avaco Korea Claims

[Redacted]

ANNEX B - Outstanding Avaco Gebr. Schmid Claims

[Redacted]

ANNEX C — Alternative Set-off Amount

Alternative Set-off Amount corresponds to the following items

[Redacted]